VOTING AGREEMENT

     In consideration of RCN Corporation, a Delaware corporation (the "Company"), LME Acquisition Corporation, a New York corporation ("Merger Subsidiary") and Lancit Media Entertainment, Ltd., a New York corporation ("Lancit") entering into on the date hereof an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Subsidiary, upon the terms and subject to the conditions thereof, will be merged with and into Lancit (the "Merger") and each outstanding share of common stock, $0.01 par value, of Lancit (the "Lancit Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, the undersigned holders (each, a "Shareholder") of shares of Lancit Common Stock, severally and not jointly, agree with the Company as follows (all capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement):

     1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 1 year after the termination of the Merger Agreement in accordance with Section 7.01(c) (in the case of a termination by the Company for a willful breach by Lancit of its obligations under the Merger Agreement), (e), (f) or (g) thereof (and, in the case of termination pursuant to subsection (e) or (f), payment in full of all amounts payable to the Company pursuant to Section 4.09 of the Merger Agreement), (iii) the date of termination of the Merger Agreement for any other reason and (iv) February 27, 2000, the Shareholder hereby agrees to vote all of its Shares to approve and adopt the Merger Agreement and the Merger (provided that such Shareholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the consent of such Shareholder, been amended in any manner that is material and adverse to such Shareholder) and any actions directly and reasonably related thereto at any meeting or meetings of the shareholders of Lancit, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the shareholders of Lancit so long as such meeting is held (including any adjournment thereof) or written consent adopted prior to the termination of the Agreement Period. For purposes of this Agreement, "Shares" shall mean any and all shares of Lancit Common Stock now owned and/or subsequently acquired by the Shareholder through purchase, gift, stock splits, stock dividends and exercise of stock options.

     2. During the Agreement Period, the Shareholder hereby agrees that it will vote all of its Shares against the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Lancit or any other extraordinary transaction involving Lancit or any matters related to or in connection therewith.

     3. From the date hereof until the termination hereof, except in its capacity as an officer or director of Lancit and in accordance with Section 4.09 of the Merger Agreement, the Shareholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or
(ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Lancit or any Subsidiary or afford access to the properties, books or records of Lancit or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. The Shareholder will promptly notify the Company after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal or any request for nonpublic information relating to Lancit or any Subsidiary or for access to the properties, books or records of Lancit or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep the Company fully informed of the status and details of any such Acquisition Proposal, indication or request.

     4. The Shareholder agrees not to exercise any rights (including, without limitation, under Section 910 of the BCL) to demand appraisal of any shares of Lancit Common Stock owned by the Shareholder.

     5. The Shareholder hereby represents and warrants to the Company that as of the date hereof:

     (a) the Shareholder (i) owns beneficially all of the Shares set forth opposite the Shareholder's name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and
(iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such Shares (other than this Voting Agreement).

     (b) This Voting Agreement is the valid and binding agreement of the Shareholder.

     (c) No investment banker, broker or finder is entitled to a commission or fee from the Shareholder or Lancit in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder except as disclosed pursuant to Section 2.15 of the Merger Agreement.

     6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

     7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     10. The Shareholder will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete and effectuate the covenants contained herein.

     11. This Agreement shall terminate upon the termination of the Agreement Period.

     12. This Agreement shall bind each Shareholder only in such Shareholder's capacity as a shareholder of Lancit and only with respect to the specific matters set forth herein, and shall not prohibit the Shareholder from acting in accordance with the Shareholder's fiduciary duties as an officer or director of Lancit.

     13. The Shareholder agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each a "Transfer") of any Shares (whether to an affiliate or otherwise) during the term of this Agreement, it shall require the transferee of such Shares to execute and deliver to the Company and Lancit a voting agreement identical in form to this Voting Agreement except for the identity of the Shareholder prior to or concurrent with the consummation of such Transfer. The Company and Lancit understand and acknowledge that, subject to the preceding sentence, the Shareholder is free to Transfer any Shares at such times and in such manner as it deems appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 27th day of February, 1998.


                                        RCN CORPORATION


                                        By: /s/ PAUL SIGMUND
                                        --------------------
                                        Name:Paul Sigmund
                                        Title:Executive Vice President


                                        LME ACQUISITION
                                        CORPORATION


                                        By: /s/ PAUL SIGMUND
                                        --------------------
                                        Name:Paul Sigmund


                                        LANCIT MEDIA
                                        ENTERTAINMENT, LTD.


                                        By: /s/ SUSAN L. SOLOMON
                                        ------------------------
                                        Name: Susan L. Solomon
                                        Title: Chairman of the Board and
                                               Chief Executive Officer


                                        Cecily Truett

                                         /s/ CECILY TRUETT
                                        ------------------------
                                        Name: Cecily Truett


                                        Laurence A. Lancit

                                         /s/ LAURENCE A. LANCIT
                                        ------------------------
                                        Name: Laurence A. Lancit


                                        THE LANCIT CHILDREN'S TRUST


                                        By: /s/ PAULA J. BOZE
                                        ---------------------
                                        Name:  Paula J. Boze,
                                        Title: as sole Trustee



                                   SCHEDULE A
                                   ----------



                                                          Shares of Lancit
Shareholder                                                 Common Stock
-----------                                                 ------------
Cecily Truett                                                  553,113
Laurence A. Lancit                                             553,113
The Lancit Children's Trust                                    40,080